Exhibit 23.1

KPMG LLP 500 Seneca Street Suite 600 Buffalo, New York 14204

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Evans Bancorp, Inc.:

We consent to the use of our reports dated March 12, 2020, with respect to the consolidated balance sheets of Evans Bancorp, Inc. and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

Buffalo, New York

September 3, 2020

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.